UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2015

DATARAM CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route 571, P.O. Box 7258, Princeton, NJ		08543-7528
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (609) 799-0071

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

Between July 29, 2015 and July 31, 2015, Dataram Corporation (the “Company,” “our,” “us,” or,” “we”) received and accepted subscriptions pursuant to separate securities purchase agreements (the “Purchase Agreements”) with five (5) accredited investors for the issuance and sale of an aggregate of 500,000 shares of its common stock, par value $1.00 per share (the “Common Stock”) at a per share price of $1.00 or an aggregate purchase price of $500,000 (the “Offering”).

The Purchase Agreements contain customary representations, warranties, and covenants of the Company.

We intend to use the proceeds from this private placement for working capital. We did not use the services of an investment banker and no finder was involved in this Offering.

The foregoing is a summary of the Offering and does not purport to be complete. This summary is qualified in its entirety by reference to the full text of the Purchase Agreement which is filed as Exhibit 10(t) to this Current Report and incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The offers and sales were made without registration under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws. No general solicitation or general advertising was used in the connection with the offers and sales of the Common Stock. We disclosed to the investors, and the investors acknowledged, that the shares of Common Stock could not be sold unless they were registered under the Securities Act or an exemption from registration was then available, and the certificates representing the Common Stock include a legend to that effect.

The information set forth in Item 1.01 of this current report is incorporated by reference into this Item 3.02.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2015, we appointed Anthony Lougee to serve as our Chief Financial Officer, effective as of August 17, 2015. Tony joined us in 1991 from Dialight Corporation and has served as our Controller since May 1, 1999 and as our Chief Accounting Officer since 2002. In connection with his promotion, Mr. Lougee’s annual base salary will increase to $144,000; he will be granted 10,000 shares of our common stock, on a fully vested basis, with the value thereof equal to the closing price of our common stock on August 17, 2015; he will be granted options to purchase up to 27,000 shares of our common stock with an exercise price equal to the closing price of our common stock on August 17, 2015, one-third of which options vest on grant and the remaining two-thirds vest ratably on the first and second anniversaries thereafter; and he will be designated as a plan participant in our 2016 Annual Incentive Compensation Plan, when established, targeted at 25% of his annual base salary. During our fiscal year ended April 30, 2015, Mr. Lougee’s compensation was $138,450 and, during that year and prior to his promotion, he was not granted stock options. Mr. Lougee is a graduate of Monmouth University and holds an MBA and BS degree. Based on his 23 years of experience with us and as a senior financial executive with significant experience working in accounting, finance, compliance, and management roles, we believe that Mr. Lougee will provide significant on-going value to us in his new role.

In anticipation of his promotion, we executed a Change in Control Severance Agreement with Mr. Lougee on August 3, 2015. The agreement provides that he is entitled to severance benefits if he executes a release in our favor and if, within 12 months of a change in control, (i) we terminate his employment without cause or (ii) he terminates his employment for good reason, or, prior to the change in control, but in connection with (or anticipation of) such change in control, (x) we terminate his employment or (y) he terminates his employment for good reason. Under those circumstances, we are obligated to pay to him an amount equivalent to 12 months of his then-base salary, a pro rata target bonus for such year, and continuation of his health care benefits for 12 months, with eligibility for COBRA coverage thereafter.

There are no family relationships between Mr. Lougee and any of our directors or executive officers.

The letter agreement between Mr. Lougee and us is filed as Exhibit 10(u) and the Change in Control Severance Agreement between Mr. Lougee and us is filed as Exhibit 10(v) to this Current Report on Form 8-K. The summary descriptions of each agreement provided above, by definition, may be incomplete and reference is made to the complete agreements filed herewith.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10(t)	Form of Securities Purchase Agreement
10(u)	Letter agreement between the Company and Anthony Lougee, dated July 31, 2015
10(v)	Change in Control Severance Agreement between the Company and Anthony Lougee, dated July 31, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION
(Registrant)

Date: August 4, 2015
/s/ DAVID A. MOYLAN
(Signature)
David A. Moylan
Chairman and Chief Executive Officer